Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of THL Credit, Inc. of our report dated March 9, 2017 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, and our report dated March 9, 2017 relating to the senior securities table, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts”, “Selected Consolidated Financial Data”, and “Senior Securities” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

April 7, 2017